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                                                                       EXHIBIT 5


                      LETTERHEAD OF CLIFFORD CHANCE US LLP


November 14, 2002

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

         We have acted as counsel to iStar Financial Inc. ("iStar Financial") in connection with a Registration Statement on Form S-3 (number 333-83646) under the Securities Act of 1933, as amended (the "Registration Statement") and the offering by iStar Financial of 8 million shares of its common stock, par value $0.00l per share ("Common Stock").

         Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the preliminary prospectus supplement for the offering of the Common Stock dated November 8, 2002 for at least its par value, the Common Stock will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.



                                    Very truly yours,




                                    CLIFFORD CHANCE US LLP